Exhibit (p)(19)

Herndon Capital Management, LLC

ATTACHMENT E to the Compliance Manual

CODE OF CONDUCT/ETHICS

1.        General Provisions

1.1      Professional Responsibilities.

Herndon is registered as an investment adviser with the Securities and Exchange Commission pursuant to the provisions of Section 203 of the Investment Advisers Act of 1940. Herndon is dedicated to providing effective and proper professional investment management services to a wide variety of institutional and individual advisory clients. Herndon’s reputation is a reflection of the quality of our employees and their dedication to excellence in serving our clients. To ensure these qualities and dedication to excellence, our employees must possess the requisite qualifications of experience, education, intelligence, and judgment necessary to effectively serve as investment management professionals. In addition, every employee is expected to demonstrate the highest standards of moral and ethical conduct for continued employment with Herndon.

Herndon serves as investment manager for institutional advisory clients. When used herein, the term “client” includes any investment company assets of which Herndon manages, co-manages or for which it otherwise provides portfolio management services, and to institutional investors for whom Herndon provides investment supervisory services or manages investment advisory accounts.

The SEC and the courts have stated that portfolio management professionals, including registered investment advisers, have a fiduciary responsibility to their clients. In the context of securities investments, fiduciary responsibility should be thought of as the duty to place the interests of the client before that of the person providing investment advice, and failure to do so may render the adviser in violation of the anti-fraud provisions of the Advisers Act. Fiduciary responsibility also includes the duty to disclose material facts that might influence an investor’s decision to purchase or refrain from purchasing a security recommended by the adviser or from engaging the adviser to manage the client’s investments. The SEC has made it clear that the duty of an investment adviser not to engage in fraudulent conduct includes an obligation to disclose material facts to clients. An adviser’s duty to disclose material facts is particularly important whenever the advice given to clients involves a conflict or potential conflict of interest between the employees of the adviser and its clients.

Herndon is required to adopt a Code of Ethics pursuant to Rule 204A-1 and Rule 17j-1. This Code of Ethics is based on the principle that Herndon and each of its employees owe a fiduciary duty to its clients and a duty to comply with federal and state securities laws and all other applicable laws.

In meeting its fiduciary responsibilities to our clients, Herndon has promulgated this Code of Conduct (the “Code”) regarding the purchase and/or sale of securities in the personal accounts of our employees or in those accounts in which our employees may have a direct or indirect beneficial interest.

The provisions of this Code are not meant to be all-inclusive but are intended as a guide for employees of Herndon in the conduct of their personal securities trading. It is also intended to lessen the chance of any misunderstanding between Herndon and our employees regarding such trading activities. In those

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situations where employees may be uncertain as to the intent or purpose of this Code, they are advised to consult with the Chief Compliance Officer (“CCO”). The CCO may under circumstances that are considered appropriate, or after consultation with the Management Committee, excluding any members impacted by the decision, grant exceptions to the provisions contained in this policy/procedure only when it is clear that the interests of Herndon’s clients will not be adversely affected. All questions arising in connection with personal securities trading should be resolved in favor of the interest of the clients even at the expense of the interest of our employees. The Management Committee will satisfy themselves as to the adherence to this policy through periodic reports to the CCO.

1.2      Failure to Comply with the Provisions of the Code – Sanctions.

Strict compliance with the provisions of this Code shall be considered a basic condition of employment with Herndon. It is important that employees understand the reasons for compliance with this Code. Herndon’s reputation for fair and honest dealing with its clients and the investment community in general, has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of the CCO for any questions as to the application of this Code to their individual circumstances. Employees should also understand that a material breach of the provisions of this Code may constitute grounds for termination of employment with Herndon. Please refer to Section 19 for more detail regarding sanctions.

2.        Applicability Of Restrictions And Procedures Of This Code.

2.1      Access Persons

Rule 204A-1 defines “Access Persons” as employees who are in a position to exploit information about client securities transactions or holdings, thus provides the adviser with a tool to protect its clients. Access persons will include portfolio management personnel and in some organizations, client service representatives who communicate investment advice to clients. Admin, tech and clerical personnel may also be access persons if their functions or duties give them access to nonpublic informaton. As Herndon’s primary business is providing investment management it is presumed that any director, officer, or partner of Herndon is also an access person. An access peron is presumed to be a beneficial owner of securities that are held by his/her immediate family members sharing the access person’s household. Herndon requires that all access persons must report their personal securities transactions not later than 30 calendar days following each calendar quarter.

Herndon’s Board of Directors are excluded from being “access persons”, as none are involved in the day to day activities of our company and are not in a position to exploit information about client securities transactions or holdings.

2.3      Associated Persons

Inasmuch as some of our employees are involved in purely administrative duties not involving investment advisory services, they are not considered to be Access Persons. However, certain activities under the Advisers Act apply to all employees of Herndon. For those activities under the Advisers Act or any provisions of this Code that apply to all employees of Herndon, the term “Associate” or “Associated Person” will be used to collectively describe such employees. For example, a computer specialist who is not otherwise involved in managing client accounts or providing investment advisory services, is nevertheless subject to the provisions of the Advisers Act, and this Code with respect to trading on insider or privileged information.

3.        Securities Subject To The Provisions Of This Code:

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3.1      Covered Securities.

Section 202(a)(18) of the Advisers Act, and Rule 17j-1 of the Investment Company Act define the term “Security” as follows:

Any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call straddle, option or privilege entered into on a national securities exchange relating to a foreign currency, or in general, any interest or instrument commonly known as a “security” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing. Note: exchange traded funds that are organized as unit investment trusts are considered covered securities (examples are: SPDRs, MidCap SPDRs, Nasdaq-100 Shares, and DIAMONDS).

For purposes of this Code, the term “Covered Securities” shall mean all such securities described above except:

•	Securities that are direct obligations of the Government of the United States;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

•	Shares of money market funds, and exchange traded funds (“ETFs”);

•	Transactions and holdings in shares of other types of open-end mutual funds, unless the adviser or a control affiliate acts as the sub-adviser or principal underwriter for the fund;

•	Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated open-end mutual funds;

•	Any transaction exempt from registration not subject to the prior clearance provisions of this Section.

Although the term “Covered Securities” under the Advisers Act represents an all-inclusive list of investment products, for purposes of this Code, the term will most often apply to those securities listed on any of the nationally recognized stock exchanges of the United States (i.e. New York Stock Exchange, American Stock Exchange, Chicago Stock Exchange, Pacific Stock Exchange, Philadelphia/Baltimore Stock Exchange, or the National Association of Securities Dealers Automated Quotation System (NASDAQ) market, etc.) However, if there is any question by an Access Person as to whether a security is “covered” under this Code, he/she should consult with the CCO for clarification on the issue before entering any trade for his/her personal account.

In addition to the above restrictions, no Access Person shall purchase or sell any covered security for any account in which he/she has any beneficial interest, if:

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•	Such security is being considered for purchase or sale by the Research Department even though no order(s) has been entered with Herndon’s Trading Department;

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There is any possible conflict of interest or appearance thereof. An Access Person may not execute a securities transaction in his/her account or in any account in which he/she has a beneficial interest in a direction contrary to that currently recommended by the Research Department. i.e. selling a security when the Research Department is recommending the purchase of that security or vice versa. [Note: This provision may be waived by the CCO in special situations upon written request by the Access Person.]

3.2      Securities Not Subject to Restrictions.

Security transactions in accounts in which the Access Person has a beneficial interest, but over which he/she has no direct or indirect control, are not subject to the trading restrictions of this Section or the reporting requirements of sub-section 5.3. and 5.4 of this Code, however, the Access Person should advise the CCO in writing, giving the name of the account, the person(s) or firm(s) responsible for its management, and the reason for believing that he/she should be exempt from reporting requirements under this Code.

4.        Limitations On Personal Trading By Access Persons

Personal securities transactions by Access Persons are subject to the following trading restrictions:

4.1      Pre-clearance of Transactions.

No Access Person may purchase or sell any covered domestic security without first obtaining prior written clearance from both domestic principals. Prior written clearance must be received for any covered international security by the international principal. This approval is good for one (1) day for securities with a market capitalization of $1 billion or more; if the security’s market capitalization is less than $1 billion and is not currently owned in our domestic portfolios then the approval is good for five (5) days and only one of the principal’s written approval is required. Please note: if approval for securities with a market capitalization of $1 billion or more is not received by both domestic managers then approval has not been received. Access persons must turn in their Pre-Clearance Form to the CCO; note in lieu of the form being signed by the principal(s), their email approval may be attached to the pre-clearance form. The principal(s) may reject any proposed trade by an Access Person that: (a) involves a security that is being purchased or sold by Herndon on behalf of any advisory client or is being considered for purchase or sale; (b) is otherwise prohibited under any internal policies of Herndon; (c) breaches the Access Person’s fiduciary duty to any advisory client; (d) is otherwise inconsistent with applicable law, including the Advisers Act, the Investment Company Act and the Employment Retirement Income Security Act of 1974; or (e) creates a conflict of interest or an appearance thereof.

In the event one of the domestic principals is on vacation, effort should still be made to receive approval. In absence of the vacationing principal’s approval, additional effort will be made to determine if he is trading. The approving principal must feel comfortable with providing approval on behalf of both principals. If the vacationing principal executes a trade in a client’s portfolio later that day of approval in the same stock, and the access person’s execution price is better than that of the portfolio’s, the access person will have to unwind his/her trade as the client should/may not receive a worse price than the access person. The access person will incur whatever costs/losses that are associated with unwinding the trade. If there are profits associated with the sell they will be sent to a charity of Herndon’s choice; the access person may not keep the profits. (Note: this scenario would not be considered a violation of the Code as procedure was followed.)

It is the responsibility of the principals to determine for purposes of the application of the restrictions of this sub-paragraph which covered securities are being “considered”.

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4.2      Black-Out Periods.

No Access Person may purchase a security if he/she knows that a client of Herndon is selling that security or a related security, or has sold such a security within the past five (5) business days. No Access Person may sell a security if he/she knows that a client of Herndon is purchasing that security or a related security, or has purchased such a security within the past five (5) business days.

4.3      Short Term Trading.

No Access Person of Herndon may purchase and subsequently sell (or sell and purchase) the same security within any 30-day period, unless the reason for such transaction is approved in advance in writing by the applicable principal(s) per Section 4.1 above, which includes such transaction being necessitated by an unexpected special circumstance involving the Access Person. The principal shall consider the totality of the circumstances, including whether the trade would involve a breach of any fiduciary duty, whether it would otherwise be inconsistent with applicable laws and Herndon’s policies and procedures, and whether the trade would create an appearance of impropriety. Based on his/her consideration of these issues, the principal shall have the sole authority to grant or deny permission to execute the trade. Access Person must note reason for short term trade activity on the pre-clearance form.

4.4      Potential Conflicts in Trading by Access Persons for their own Accounts.

In order to avoid any potential conflict of interest between Herndon and its clients, securities transactions for the accounts of Access Persons in the same security as that purchased/sold for advisory accounts should be entered only after completion of all reasonably anticipated trading in that security for those accounts, and not on the same day. If there are extenuating circumstances and the employee needs to trade on the same day of client trades the employee must wait until all anticipated trading for client account has completed.

5.        Securities Reporting By Access Persons

5.1      Application of the Code of Conduct to Access Persons of Herndon.

The provisions of this Code apply to every security transaction, in which an Access Person of Herndon has, or by reason of such transaction acquires, any direct or indirect beneficial interest, in any account over which he/she has any direct or indirect control. Generally, an Access Person is regarded as having a beneficial interest in those securities held in his or her name, the name of his or her spouse, and the names of his or her immediate family who reside with him/her. An Access Person may be regarded as having a beneficial interest in the securities held in the name of another person (individual, partnership, corporation, trust, custodian, or another entity) if by reason of any contract, understanding, or relationship he/she obtains or may obtain benefits substantially equivalent to those of ownership. An Access Person does not derive a beneficial interest by virtue of serving as a trustee or executor unless the person, or a member of his/her immediate family, has a vested interest in the income or corpus of the trust or estate. However, if a family member is a fee-paying client, the account will be managed in the same manner as that of all other Herndon clients with similar investment objectives.

If an Access Person believes that he/she should be exempt from the reporting requirements with respect to any account in which he/she has direct or indirect beneficial ownership, but over which he/she has no direct or indirect control in the management process, he/she should so advise the CCO in writing, giving the name of the account, the person(s) or firm(s) responsible for its management, and the reason for believing that he/she should be exempt from reporting requirements under this Code.

5.2      On Becoming an Access Person.

Any employee of Herndon who during the course of his/her employment becomes an Access Person, as that term is defined in sub-section 2.2 of this Code, must provide the CCO with an Initial Securities

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Holdings Report no later than 10 days after the employee becomes an Access Person. This report must include the following information:

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A list of securities, including the title, number of shares, and principal amount (if fixed income securities) of each covered security in which the Access Person had any direct or indirect beneficial interest or ownership as of the date the employee became an Access Person;

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The name of any broker, dealer or bank with whom the Access Person maintained an account, or in any other account in which securities were held for the direct or indirect benefit or ownership of the Access Person;

•	The date the report is submitted to the CCO by the Access Person.

5.3      Quarterly Transaction Reports. Rule 204-2(a)(12) of the Advisers Act, and 17j-1 of the Investment Company Act.

Every Advisory Representative and/or Access Person must submit a Personal Securities Trading Report to the CCO not later than 30 days after the end of each calendar quarter listing all securities transactions executed during that quarter in the Access Person’s brokerage account(s) or in any account(s) in which the Access Person may have any direct or indirect beneficial interest or ownership. The Access Person must also report any new brokerage accounts opened during the quarter. The quarterly Personal Securities Trading Report must contain the following information:

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The date of each transaction, the name of the covered security purchased and/or sold, the interest rate and maturity date (if applicable), the number of shares and the principal amount of the security involved;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	The price at which the covered security was effected;

•	The name of the broker, dealer or bank through whom the transaction was effected; and

•	The date the report is submitted to the CCO by the Advisory Representative and/or Access Person. (Note: The report must be submitted within 30 calendar days following the end of the quarter.)

Following submission of the Personal Securities Trading Report, the CCO or designated person will review each report for any evidence of improper trading activities or conflicts of interest by the Advisory Representative and/or Access Person. After careful review of each report, the CCO or designated person will sign and date the report attesting that he/she conducted such review. Quarterly securities transaction reports are to be maintained by the CCO in accordance with the records retention provisions of Rule 204-2(e) of the Advisers Act, and 17j-1 of the Investment Company Act.

5.4      Annual Securities Holdings Report.

Every Access Person must submit an Annual Personal Securities Holdings Report to the CCO listing all covered securities held by the Access Person as of December 31 of each year. The report must be submitted not later than 30 calendar days following year-end and must be current as of a date no more

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than 45 days before the report is submitted. The Annual Personal Securities Holding Report must contain the following information:

•	The title, number of shares and principal amount (if fixed income securities) of each covered security in which the Access Person had any direct or indirect beneficial ownership interest or ownership;

•	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any covered securities are held for the direct or indirect benefit of the Access Person; and

•	The date the annual report is submitted by the Access Person to the CCO.

Following submission of the Annual Personal Securities Holding Report, the CCO will review each report for any evidence of improper trading activities or conflicts of interest by the Access Person. After careful review of each report, the CCO will sign and date the report attesting that he/she conducted such review.

In addition to the reporting provisions of sub-sections 5.3 and 5.4, above, Access Persons will be required annually read and sign Herndon’s Code of Conduct regarding employee securities transactions.

6.        Reports of Associates’ Securities Trades in Accounts with Broker/Dealers.

All Associates of Herndon having account(s) with any broker/dealer must ensure that the account(s) are established so that duplicate copies monthly or quarterly account statements are submitted directly to Herndon by the broker/dealer.

In lieu of manually listing each securities transaction on the Personal Securities Trading Report, an Associate may affix (staple) copies of trade confirmations received during that quarter to his/her report.

7.        Negative Reports.

Although the Rule 204-2(a)(12) and Rule 17j-1 do not require negative reports, it is the policy of Herndon that Personal Securities Trading Reports be submitted quarterly by all associated persons whether or not securities transactions have occurred in their accounts during the period. Those associates having no securities transactions to report must indicate this fact in his/her quarterly report. The report must then be dated, signed and submitted to the CCO for review.

Herndon is required to maintain and enforce its Code of Ethics – including the review of the Personal Securities Transaction Reports. The CCO will review the Personal Securities Transaction Reports for violations of the Code, and compare to the trade blotter.

8.        Personal Securities Transactions and Insider Trading.

In 1989, Congress enacted the Insider Trading and Securities Enforcement Act to address the potential misuse of material non-public information. Courts and the Securities and Exchange Commission currently define inside information is as information that has not been disseminated to the public through the customary news media; is known by the recipient (tippee) to be non-public; and has been improperly obtained. In addition, the information must be material, e.g. it must be of sufficient importance that a reasonably prudent person might base his/her decision to invest or not invest on such information.

The definition and application of inside information is continually being revised and updated by the regulatory authorities. If an Associate of Herndon believes he/she is in possession of inside information, it is critical that

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he/she not act on the information or disclose it to anyone, but instead advise the CCO, or a principal of Herndon accordingly. Acting on such information may subject the Associate to severe federal criminal penalties and the forfeiture of any profit realized from any transaction.

Although this section is included under the provisions of this Code, it is, in fact, a separate set of procedures required under Section 204A of the Advisers Act and is included in Herndon’s Compliance Manual as Exhibit 7. All Associates of Herndon are required to read and acknowledge having read such procedures annually. In addition to the above procedural requirements, Associates are subject to the following restrictions in managing their personal investments and in dealing with clients of Herndon:

9.        Safeguarding of Sensitive Information. Access persons of Herndon are required to safeguard all sensitive information, including information regarding Herndon and all clients. No Access Person shall reveal any proposed transactions in Securities by one Client to another Client, any employee of the Firm, or any other person

10.      Options. Transactions in put or call options are permitted, but must follow the same requirements as outlined in section 4, regarding Limitations on Personal Trading.

11.      Dealings with Clients. No Associate may directly or indirectly purchase from or sell to a client of Herndon any security, unless the transaction is pre-approved in writing by the CCO. Associates of Herndon are prohibited from ever holding customer funds or securities or acting in any capacity as custodian for a client account. Moreover, Associates are prohibited from borrowing money or securities from any Herndon client and from lending money to any Herndon client, unless the client is a member of the Associates immediate family and the transaction has been approved in writing by the CCO or one of the principals.

12.      Orders Contrary to the Selection Guidelines Buy/Sell Categories. If there is a client order pending execution that is contrary to the Research Department’s Buy/Sell category, a similar transaction may not be entered/executed by an Associate until the client’s order has been filled.

13.      Margin Accounts. While brokerage margin accounts are discouraged, an Associate may open or maintain a margin account with a brokerage firm with whom the Associate has maintained a regular brokerage account for a minimum of six months. This provision may be waived by the CCO upon written request by the Associate.

14.      New Issues. In view of the potential conflicts of interest, Associates are not permitted to purchase initial public offerings of securities (“IPO’s”).

15.      Private Placements. No Associate shall purchase any security which is the subject of a private offering, unless prior written approval has been obtained from the CCO or one of the principals.

16.      Short Sales. Associates are prohibited from selling short any security which is held broadly in client portfolios, except that short sales may be made “against the box” in the Associate’s personal account for tax purposes. Short sales executed by Associates must also comply with the other applicable trading restrictions of this Code.

17.      Bonds (Corporate and Municipal). Purchases and sales of $200,000 or greater, by Associates in their personal transactions of a single bond issue shall not be executed prior to the completion of all client orders pending in the same bond.

18.      Other Restricted Activities Applicable to All Associates of Herndon:

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18.1    Outside Business Interests. An Associated Person who seeks or is offered a position as an officer, trustee, director, or is contemplating employment in a similar capacity to that within Herndon with an outside enterprise is expected to discuss such anticipated plans with Herndon’s Principals and the CCO prior to accepting such a position, as there may be a conflict of interest.

Herndon does not wish to limit any Associate’s professional or financial opportunities, but needs to be aware of such outside interests so as to avoid potential conflicts of interest and ensure that there is no interruption in services to our clients. Understandably, Herndon must also be concerned as to whether there may be any potential financial liability or adverse publicity that may arise from an undisclosed business interest by an Associate.

Access persons may not serve on the Board of directors of a publicly held or private for-profit company without prior written approval from Atlanta Life Investment Advisors.

Approvals

1) Access persons must direct, in writing, to the Chief Compliance Officer for prompt forwarding to the Principals his/her request for approval to serve as a director of a publicly traded or private for-profit company.

2) If granted approval, access person must refrain from participating in any deliberation, recommendations, or considerations of whether or not to recommend that any securities of that company be purchased, sold or retained in any client account.

18.2    Personal Gifts. Personal gifts of cash, fees, trips, favors, etc. of more than a nominal value to Associates of Herndon are discouraged. Gratuitous trips and other favors whose value may exceed $250 should be brought to the attention of the CCO.

Personal gifts of cash, trips, favors, etc to Herndon clients are prohibited (this does not include authorized Herndon representatives entertaining our clients or potential clients – entertainment addressed in next section).

18.3    Entertainment. Establishing and maintaining our client relationships are a very important part of our business. While authorized personnel of Herndon are allowed and even encouraged to entertain clients, it must be within reason.

18.4 Use of Source Material. Investment related materials (research reports, investment summaries, etc.) written by Associated Persons of Herndon for distribution outside of the company or available to outside parties should be original information and, if appropriate, include proper reference to sources. It is not necessary to reference publicly available information. However, any investment related material referencing Herndon or bearing Herndon’s name or logo must first be submitted to the CCO prior to presentation to outside parties

18.5    Communications with Clients through Radio, Television and Other Media.

Associates of Herndon are encouraged to participate in lectures, seminars, and media appearances where the purpose of such communications is to provide investment advice or explain the services offered through Herndon. However, the Associate must submit to the CCO for approval, prior to presentation, an outline of any speech or lecture to members of the general public which discusses investments in general or specific securities currently recommended by Herndon.

Associates making appearances on radio or television programs as representatives of Herndon are prohibited from recommending any specific security, unless such security is currently on Herndon’s list of

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approved investments. In situations where an Associate is asked his/her opinion on the investment merits of a security not on Herndon’s recommended list, the Associate should make it clear to the audience that any opinion given is his/her own and not necessarily that of Herndon.

19.      Sanctions. Herndon encourages all employees to promptly report any known violations of this code to the CCO. Upon discovering that an access person has not complied with the requirements of this Code, Herndon may impose on that person the sanctions described below and others Herndon’s principals and CCO deem appropriate, including, among other things, disgorgement of profit, censure, suspension or termination of employment. Material violations of requirements of this Code by employees and any sanctions imposed in connection therewith shall be reported not less frequently than quarterly to the CCO.

19.1    First infraction. Censure, along with corrective actions, which would include a disgorgement of profits plus an additional financial penalty (up to the difference between the stock’s current market price and the purchase price times the quantity) or necessary disclosure being made for the non-trading/financial violation. These funds will be sent to a charity of Herndon’s choice.

19.2    Second infraction. One (1) week suspension of pay for all violations. If this violation is trading related then the sanction will also include a disgorgement of profits plus an additional financial penalty (up to the difference between the stock’s current market price and the purchase price times the quantity). These funds will be sent to a charity of Herndon’s choice.

19.3    Third and further possible infractions. Could include suspension from work without pay for a period of time, previously mentioned financial penalties, and / or other penalties up to termination of employment.

20.      Record Keeping. Rule 204-2(a)(12) as amended requires Herndon is required to keep copies of the Codes of Ethics, records of violations of the Code and actions taken as a result of the violation, and copies of the signed acknowledgement of receipt of the code by the employees.

Herndon is required to maintain the records required under the amended Rules 204-2(a)(12) and (13) for this standard period, subject to special holding requirements for certain categories of records as specified in the amended rules.

The Codes of Ethics will be kept for five (5) years after the last date they were in effect.

The acknowledgement of receipt of the Code and the amendments to the Code will be kept for five (5) years after the individual ceases to be a supervised person.

A list of access persons will be maintained and will include every person who was an access person at any time within the past five (5) years, even if some of them are no longer access persons of Herndon.

A copy of each report required by paragraph (c)(2)(ii) of Rule 17j-1 under the Investment Company Act.

21.      Distribution of the Code. Every employee of Herndon will be provided a copy of the Code of Ethics and any amendment thereof. Herndon requires that each employee acknowledge in writing his/her receipt of those copies and provide that acknowledgement form to the CCO for record keeping purposes.

Herndon will provide a copy of the current Code of Ethics to clients upon request.

Herndon will provide required board reports to the Fund under Rule 17j-1 of the Investment Company Act.

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Acknowledgment Of Receipt Of Code Of Conduct/Ethics

ACCESS PERSON/ASSOCIATE OF Herndon

I have read the above Code of Conduct/Ethics of Herndon regarding personal securities trading and other potential conflicts of interest and agree to comply with the provisions therein.

Signed	Date

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